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                                                                                                                EXHIBIT 11.1
                              EARTHLINK NETWORK, INC.

                            STATEMENT OF COMPUTATION OF
                                 PER SHARE EARNINGS*
                      (In thousands except for per share data)


                                   Inception
                                    (May 26,
                                     1994)
                                    through                Year ended                        Nine months ended
                                  December 31,            December 31,         ---------------------------------------------
                                      1994                    1995             September 30, 1995         September 30, 1996
                                  ------------            ------------         ------------------         ------------------
Net loss                                ($148)                ($6,120)                   ($2,972)                  ($21,809)
                                  ------------            ------------         ------------------         ------------------
                                  ------------            ------------         ------------------         ------------------


Average shares oustanding               2,587                   3,837                      3,532                      5,658

Common equivalent shares:
  Purchase of shares of Common
   Stock below the expected IPO
   price during fiscal 1995                 0                       0                          0                          0

   Purchase of shares of Common
   Stock below the expected IPO
   price during fiscal 1996               711                     711                        711                        502

  Assumed exchange of warrants
   for Common Stock                       280                     280                        280                        280

   Assumed exchange of options
   for Common Stock                       484                     484                        484                        484
                                  ------------            ------------         ------------------         ------------------

Weighted average
shares outstanding                      4,062                   5,312                      5,007                      6,924
                                  ------------            ------------         ------------------         ------------------
                                  ------------            ------------         ------------------         ------------------

Net loss per share                      (0.04)                  (1.15)                     (0.59)                     (3.15)
                                  ------------            ------------         ------------------         ------------------
                                  ------------            ------------         ------------------         ------------------

* All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.

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